SUPPLEMENT No. 1	Rule 424(b)(3)
DATED NOVEMBER 27, 2018	Registration No. 333-223038
(To Prospectus dated July 5, 2018)

51,478,012 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with that certain prospectus, dated July 5, 2018, related to the resale of MassRoots, Inc.’s (the “Company’s”) common stock from time to time by certain stockholders (“Prospectus”). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 5 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

REPRICING OF WARRANTS

On November 26, 2018, we resolved to reduce the current exercise price of outstanding warrants (the “Warrants”) to $0.075 and will issue holders a replacement warrant reflecting such reduced exercise price (the “Replacement Warrant”). Specifically, we resolved to reduce the price of Warrants issued in July 2017, August 2017 and January 2018 from $0.20 to $0.075, and we resolved to reduce the price of Warrants issued in December 2017 from $0.40 to $0.075. The terms of the Replacement Warrants will be substantially similar to holders’ original Warrants except that the Replacement Warrants will have an exercise price of $0.075 per share.

This Supplement is being filed to reduce the exercise price of the Warrants to $0.075.